                                                                  Exhibit (4)(a)

ANNUITANT -- JOHN DOE
POLICY NUMBER -- 00 000 000
POLICY DATE -- JANUARY 1, 2009

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                            (A Delaware Corporation)

Home Office                                                 Executive Office
[200 Continental Drive, Suite 306]                          [51 Madison Avenue]
[Newark, Delaware 19713]                                    [New York, NY 10010]

THE CORPORATION New York Life Insurance and Annuity Corporation (NYLIAC), a stock company incorporated in Delaware, will pay the benefits of this Flexible Premium Deferred Variable Annuity (the "Policy") in accordance with its provisions. The following pages are also a part of this Policy.

PAYMENT OF PREMIUMS At any time before the Annuity Commencement Date and while you are living, premiums may be paid at any interval or by any method we make available. Premium Payments are subject to the limitations defined in this Policy. The initial Premium Payment is shown on the Policy Data Page.

INCOME PAYMENTS ON THE ANNUITY COMMENCEMENT DATE, THE ACCUMULATION VALUE WILL BE APPLIED TO PROVIDE PERIODIC INCOME PAYMENTS, AS STATED IN THE INCOME PAYMENTS SECTION.

DEATH BENEFIT If you die before the Annuity Commencement Date, we will pay death benefit proceeds to the Beneficiary upon our receipt of Proof of Death and all claim information.

RIGHT TO RETURN POLICY PLEASE EXAMINE THIS POLICY. WITHIN 10 DAYS (OR LONGER IF REQUIRED BY STATE LAW) AFTER DELIVERY, YOU MAY RETURN IT TO THE CORPORATION OR TO THE REGISTERED REPRESENTATIVE THROUGH WHOM IT WAS PURCHASED, ALONG WITH A WRITTEN REQUEST FOR A CANCELLATION. UPON RECEIPT OF THIS REQUEST, WE WILL PROMPTLY CANCEL THIS POLICY AND REFUND THIS POLICY'S ACCUMULATION VALUE LESS ANY PREMIUM CREDIT(S). THE AMOUNT REFUNDED TO YOU MAY BE MORE OR LESS THAN THE PREMIUM PAYMENT(S). IN STATES WHERE REQUIRED, WE WILL PROMPTLY REFUND THE PREMIUM PAYMENT(S) LESS ANY PARTIAL WITHDRAWALS.

REPORT TO OWNER At least once each Policy Year, and within sixty (60) days of the end of the reporting period, NYLIAC will provide a report that will tell you how much Accumulation Value there is as of the end of the reporting period. It will also give you any other facts for this Policy required by state law or regulations. The Corporation will mail the report to your last known address.

The Issue Date is shown on the Policy Data Page.

TOLL FREE # [800-598-2019]


/s/ Theodore A. Mathas

President


/s/ Catherine A. Marrion

Secretary

[NEW YORK LIFE EXTRA CREDIT VARIABLE ANNUITY]

(A FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY)

Periodic Income Payments Begin On The Annuity Commencement Date.

Premiums May Be Paid While You Are Living, As Defined In This Policy.

THE ACCUMULATION VALUE MAY INCREASE OR DECREASE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.

ACCUMULATION VALUES BASED ON THE PERFORMANCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

This Policy Is Non-Participating.

READ THIS POLICY CAREFULLY. It is a legal contract between the Owner and the Corporation.

208-192                           SPECIMEN COPY

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

HOME OFFICE -                              EXECUTIVE OFFICE -[51 MADISON AVENUE]
[200 CONTINENTAL DRIVE, SUITE 306]                          [NEW YORK, NY 10010]
[NEWARK, DELAWARE 19713]

                                POLICY DATA PAGE

ANNUITANT     -- [JOHN DOE]                                   AGE: [55]   [MALE]
POLICY NUMBER -- [00 000 000]
POLICY DATE   -- [JANUARY 1, 2009]
OWNER         -- [THE ANNUITANT]                              AGE: [55]   [MALE]

PLAN          -- [NON-QUALIFIED]

ALLOCATION ALTERNATIVES AVAILABLE:

(See Next Page)

DOLLAR COST AVERAGING (DCA) ADVANTAGE ACCOUNT AVAILABLE:

6-Month DCA Advantage Account

PREMIUM PAYMENT:

Initial Premium Payment:                  [$5,000]
Initial Premium Payment Date:             [January 1, 2009]

INTEREST RATE:

Guaranteed Minimum Interest Rate
- DCA Advantage Account:                  [1.0%] (Annual Effective Rate)
Guaranteed Minimum Interest Rate
- Fixed Account:                          [1.0%] (Annual Effective Rate)

Nonforfeiture Rate:                       [1.70%]

PREMIUM CREDIT RATE:
Current Premium Credit Rate:              [3.0%]
Guaranteed Minimum Premium Credit Rate:   [2.0%] of Initial Premium Payment
ANNUITY COMMENCEMENT DATE:                [January 1, 2044]


SURRENDER CHARGE SCHEDULE:

PAYMENT YEAR   PERCENTAGE   PAYMENT YEAR   PERCENTAGE
------------   ----------   ------------   ----------
      1            8%            5             5%
      2            8%            6             4%
      3            7%            7             3%
      4            6%            8             2%
                                 9+            0%

DATE OF ISSUE: [February 5, 2009]

                                POLICY DATA PAGE
                                (Page 2 Cont'd.)

                             ALLOCATION ALTERNATIVES

INVESTMENT DIVISIONS
MainStay VP Balanced
Mainstay VP Bond                           CVS Calvert Social Balanced
MainStay VP Capital Appreciation           Columbia Small Cap Value Fund Variable Series
MainStay VP Cash Management                Dreyfus IP Technology Growth
MainStay VP Common Stock                   Fidelity VIP Contrafund
MainStay VP Conservative Allocation Port   Fidelity VIP Equity-Income
MainStay VP Convertible                    Fidelity VIP MidCap
MainStay VP Developing Growth              Janus Aspen Series Balanced
MainStay VP Floating Rate                  Janus Aspen Series Worldwide Growth
MainStay VP Government                     MFS Investors Trust Series
MainStay VP Growth Allocation Portfolio    MFS Research Series
MainStay VP High Yield Corporate Bond      MFS Utilities Series
MainStay VP ICAP Select Equity Portfolio   Neuberger Berman AMT Mid Cap Growth
MainStay VP International Equity           Royce Micro-Cap Portfolio - Inv CIs
MainStay VP Large Cap Growth               Royce Small-Cap Portfolio - Inv CIs
MainStay VP Mid-Cap Core                   T. Rowe Price Equity Income Portfolio
MainStay VP Mid-Cap Growth                 Van Eck Worldwide Hard Assets
MainStay VP Mid-Cap Value                  Van Kampen UIF Emerging Markets Equity
MainStay VP Moderate Allocation Port       Victory VIF Diversified Stock
MainStay VP Moderate Growth Allocation
MainStay VP S&P 500 Index
MainStay VP Small-Cap Growth               FIXED ACCOUNT
MainStay VP Total Return

                                POLICY DATA PAGE
                                (Page 2 Cont'd.)

MINIMUMS:
Additional Premium Payment:                                      $     5,000
Partial Withdrawal amount:                                       $       500
Accumulation Value after a Partial Withdrawal:                   $     2,000
Premium Payment amount allocated to an Allocation Alternative:   $        25
Transfer amount to an Investment Division:                       $        25
Transfer amount from an Investment Division:                     $       500
Balance that must be maintained in an Investment Division
   after a transfer:                                             $       500
[Transfer amount to the Fixed Account:                           $       500]
Transfer amount from the Fixed Account:                           No Minimum
Balance that must be maintained in the Fixed Account after a
   transfer:                                                     $        25
Traditional Dollar Cost Averaging Option transfer amount:        $       100
Accumulation Value required to elect the Traditional Dollar
   Cost Averaging Option:                                        $     2,500
Automatic Asset Reallocation Option transfer amount:              No Minimum
Variable Accumulation Value required to elect the Automatic
   Asset Reallocation Option:                                    $     2,500
Interest Sweep Option transfer amount:                            No Minimum
Fixed Account Accumulation Value required to elect the
   Interest Sweep Option:                                        $     2,500
Premium Payment amount allocated to the DCA Advantage Account:   $     5,000
MAXIMUMS:
Premium Payment allowed without prior approval from NYLIAC:      [$1,000,000]
Age for which additional Premium Payments may be made:                    75

     TRANSFERS:

     Charge for each transfer made to or from an Investment Division and/or [to or] from the Fixed Account after the first twelve (12) transfers in a
     Policy Year:                                                $        30

     During the Surrender Charge period for the initial Premium Payment, the sum of all transfers from the Fixed Account, including Interest Sweep Option transfers, in a Policy Year may not exceed 25% of the highest attained Fixed Account Accumulation Value on any Policy Anniversary (Policy Date if in the first Policy Year). After this Surrender Charge period ends, transfers may not exceed 50% of the highest attained Fixed Account Accumulation Value on any Policy Anniversary, regardless of any new Surrender Charge periods applicable to additional Premium Payments. The highest attained Fixed Account Accumulation Value will decrease by the amount of any withdrawals made from the Fixed Account, and increase by the amount of any additional Premium Payments made to the Fixed Account. When the Fixed Account Accumulation Value is zero, all previous Fixed Account anniversary values are disregarded, and the next Premium Payment to the Fixed Account will then be considered the highest attained Fixed Account Accumulation Value until a subsequent anniversary results in a higher balance.

                                POLICY DATA PAGE
                                (Page 2 Cont'd.)

     [No transfers are permitted from the Investment Divisions to the Fixed Account.]

     [Transfers to the Fixed Account are only permitted if no transfers were made from the Fixed Account during the past six (6) months.]

POLICY SERVICE CHARGE: The sum of $30 may be deducted from the Accumulation Value on each Policy Anniversary and on the date the Policy is surrendered. However, this fee is waived if, on the Policy Anniversary or on the date of surrender, the Accumulation Value is $100,000 or greater. The Policy Service Charge is deducted from each Allocation Alternative and the DCA Advantage Account in proportion to its percentage of the Accumulation Value on the Policy Anniversary and on the date of surrender.

[SEPARATE ACCOUNT MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE COSTS CHARGE:

A charge, equal on an annual basis to [1.75%] of the Adjusted Premium Payment and the portion of the Premium Payment(s) transferred from the Fixed Account to the Investment Divisions, will be deducted from the Variable Accumulation Value each policy quarter and on the date the policy is surrendered. The Adjusted Premium Payment is defined as the total Premium Payment(s) allocated to the Investment Divisions of NYLIAC Variable Annuity Separate Account IV and the DCA Advantage Account reduced by withdrawals and applicable surrender charges in excess of any gain in the Policy. This charge will be deducted, in the form of a reduction of Accumulation Units, from each Investment Division on a pro-rata basis. This charge will not affect the value of an Accumulation Unit.

NET INVESTMENT FACTOR:

The net investment factor for this Policy used to calculate the value of an Accumulation Unit in any Investment Division of the Separate Account for the Valuation Period is determined by dividing a) by b) where: a)is the sum of:

     1) the net asset value of a Fund share held in the Separate Account for that Investment Division determined at the end of the current Valuation Period, plus

     2) the per share amount of any dividend or capital gain distributions made by the Fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the Valuation Period; and

b) is the net asset value of a Fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding Valuation Period.]

[SEPARATE ACCOUNT MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE COSTS CHARGE:

A charge, equal on an annual basis to [1.65%] of the daily average Variable Accumulation Value.

NET INVESTMENT FACTOR:

The net investment factor for this Policy used to calculate the value of an Accumulation Unit in any Investment Division of NYLIAC Variable Annuity Separate Account III for the Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

a) is the sum of:

     1) the net asset value of a Fund share held in the Separate Account for that Investment Division determined at the end of the current Valuation Period, plus

                                POLICY DATA PAGE
                                (Page 2 Cont'd.)

     2) the per share amount of any dividend or capital gain distributions made by the Fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the Valuation Period; and

b) is the net asset value of a Fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding Valuation Period; and

c) is the daily Mortality and Expense Risk and Administrative Costs Charge, which is 1/365th* of the annual Mortality and Expense Risk and Administrative Costs Charge shown on the Policy Data Page.

*    In a leap year this calculation is based on 366 days.]

RIDERS:

UPROMISE

LIVING NEEDS BENEFIT

UNEMPLOYMENT BENEFIT

ENHANCED BENEFICIARY BENEFIT

INVESTMENT PROTECTION PLAN

ANNUAL DEATH BENEFIT RESET

BREAKPOINT CREDIT

             PLEASE SEE ATTACHED RIDER(S) TO THIS POLICY FOR DETAILS

                                    WE & YOU

In this Policy, the words "we," "our," "us," "Corporation" and "NYLIAC" refer to New York Life Insurance and Annuity Corporation, and the words "you" and "your" refer to the Owner of this Policy.

                                    CONTENTS

DEFINITIONS ...............................................................    5

SECTION ONE - INCOME PAYMENTS..............................................    8

1.1 WHEN WILL INCOME PAYMENTS BEGIN? ......................................    8
1.2 MAY THE ANNUITY COMMENCEMENT DATE BE CHANGED? .........................    8
1.3 HOW ARE PAYMENTS MADE UNDER THE LIFE INCOME - GUARANTEED PERIOD
    PAYMENT OPTION? .......................................................    8
1.4 HOW ARE LIFE INCOME - GUARANTEED PERIOD PAYMENT AMOUNTS DETERMINED? ...    8
1.5 ARE THERE ANY OTHER METHODS OF INCOME PAYMENT? ........................    8

SECTION TWO- ANNUITANT, OWNER, BENEFICIARY ................................    9

2.1 WHAT ARE THE RIGHTS OF OWNERSHIP OF THIS POLICY? ......................    9
2.2 MAY THE OWNER BE DIFFERENT FROM THE ANNUITANT? ........................    9
2.3 HOW DO YOU CHANGE THE OWNER OF THIS POLICY? ...........................    9
2.4 MAY MORE THAN ONE BENEFICIARY BE NAMED? ...............................    9
2.5 MAY YOU CHANGE A BENEFICIARY? .........................................    9
2.6 WHAT HAPPENS IF THE ANNUITANT DIES BEFORE THE ANNUITY COMMENCEMENT
    DATE? .................................................................    9
2.7 WHAT HAPPENS IF THE ANNUITANT DIES AFTER THE ANNUITY COMMENCEMENT
    DATE? .................................................................    9
2.8 WHAT HAPPENS IF YOU DIE BEFORE THE ANNUITY COMMENCEMENT DATE? .........    9
2.9 WHAT HAPPENS IF YOU DIE AFTER THE ANNUITY COMMENCEMENT DATE? ..........   10
2.10 WHEN WILL WE PROCESS A REQUEST FOR PAYMENT OF THE DEATH BENEFIT? .....   10
2.11 DOES A BENEFICIARY HAVE TO ACCEPT THE DEATH BENEFIT OF THIS POLICY AT
     YOUR DEATH? ..........................................................   10
2 12 WHAT HAPPENS IF YOUR SPOUSE IS THE BENEFICIARY? ......................   10
2.13 WHAT HAPPENS IF A BENEFICIARY WHO IS RECEIVING INCOME PAYMENTS
     DIES? ................................................................   10
2.14 WHAT HAPPENS IF NO BENEFICIARY SURVIVES YOU? .........................   10

SECTION THREE - PREMIUM PAYMENTS ..........................................   11

3.1 HOW ARE PREMIUM PAYMENTS CREDITED? ....................................   11
3.2 ARE THERE ANY LIMITATIONS REGARDING THE AMOUNTS AND FREQUENCY OF
    PREMIUM PAYMENTS? .....................................................   11
3.3 HOW ARE PREMIUM PAYMENTS ALLOCATED? ...................................   11
3.4 MAY THE ALLOCATION FOR ADDITIONAL PREMIUM PAYMENTS BE CHANGED? ........   11
3.5 MAY THE CORPORATION TERMINATE THIS POLICY? ............................   11

SECTION FOUR - CHARGES AND DISTRIBUTIONS ..................................   11

4.1 WHAT CHARGES WILL BE DEDUCTED FROM YOUR POLICY? .......................   11
4.2 ARE ADDITIONAL FEES AND CHARGES DEDUCTED FROM YOUR POLICY? ............   11
4.3 CAN YOU SURRENDER THIS POLICY? ........................................   11
4.4 CAN YOU MAKE A PARTIAL WITHDRAWAL FROM THIS POLICY? ...................   12
4.5 WHEN WILL A PARTIAL WITHDRAWAL OR FULL SURRENDER BE PROCESSED? ........   12
4.6 ARE SURRENDER CHARGES DEDUCTED FROM YOUR POLICY? ......................   12
4.7 ARE SURRENDER CHARGES EVER WAIVED? ....................................   13
4.8 ARE STATE PREMIUM TAXES DEDUCTED FROM YOUR POLICY? ....................   13

SECTION FIVE - TRANSFERS ..................................................   13

5.1 CAN TRANSFERS BE MADE BETWEEN INVESTMENT DIVISIONS? ...................   13
5.2 CAN TRANSFERS BE MADE BETWEEN THE INVESTMENT DIVISIONS AND THE FIXED
    ACCOUNT? ..............................................................   13
5.3 HOW DO YOU MAKE TRANSFERS? ............................................   13
5.4 CAN TRANSFERS BE MADE INTO THE DCA ADVANTAGE ACCOUNT? .................   14

5.5 CAN TRANSFERS BE MADE FROM THE DCA ADVANTAGE ACCOUNT INTO THE FIXED
    ACCOUNT? ..............................................................   14
5.6 HOW DO YOU TRANSFER THE DCA ADVANTAGE ACCOUNT ACCUMULATION VALUE TO THE
    INVESTMENT DIVISIONS? .................................................   14
5.7 ARE THERE LIMITS ON WHAT YOU MAY TRANSFER? ............................   15

SECTION SIX - PREMIUM CREDIT AND ACCUMULATION VALUE .......................   15

6.1 HOW IS THE PREMIUM CREDIT ALLOCATED? ..................................   15
6.2 CAN THE PREMIUM CREDIT BE DEDUCTED FROM THE ACCUMULATION VALUE? .......   15
6.3 HOW IS THE ACCUMULATION VALUE CALCULATED? .............................   15

SECTION SEVEN - SEPARATE ACCOUNT ..........................................   15

7.1 HOW IS THE SEPARATE ACCOUNT ESTABLISHED AND MAINTAINED? ...............   15
7.2 HOW ARE THE SEPARATE ACCOUNT ASSETS INVESTED? .........................   15
7.3 TO WHOM DO THE ASSETS IN THE SEPARATE ACCOUNT BELONG? .................   16
7.4 HOW WILL THE ASSETS OF THE SEPARATE ACCOUNT BE VALUED? ................   16
7.5 CAN WE TRANSFER ASSETS OF THE SEPARATE ACCOUNT TO ANOTHER SEPARATE
    ACCOUNT? ..............................................................   16
7.6 WHAT OTHER RIGHTS Do WE HAVE? .........................................   16
7.7 CAN A CHANGE IN THE OBJECTIVE OF THE FUND BE MADE? ....................   16
7.8 IF THE ASSETS IN THE SEPARATE ACCOUNT BELONG TO US, WHAT DO YOUR
    PREMIUM PAYMENTS PURCHASE? ............................................   16
7.9 HOW Is THE NUMBER OF ACCUMULATION UNITS DETERMINED? ...................   16
7.10 HOW Is THE VALUE OF AN ACCUMULATION UNIT DETERMINED? .................   17

SECTION EIGHT - FIXED ACCOUNT .............................................   17

8.1 HOW ARE THE FIXED ACCOUNT ASSETS INVESTED? ............................   17
8.2 HOW Is THE FIXED ACCOUNT VALUED? ......................................   17
8.3 MAY THE CORPORATION LIMIT OR REFUSE PREMIUM PAYMENTS TO THE FIXED
    ACCOUNT? ..............................................................   17

SECTION NINE - DCA ADVANTAGE ACCOUNT ......................................   17

9.1 HOW ARE THE DCA ADVANTAGE ACCOUNT ASSETS INVESTED? ....................   17
9.2 HOW IS THE DCA ADVANTAGE ACCOUNT VALUED? ..............................   18

SECTION TEN - GENERAL PROVISIONS ..........................................   18

10.1 WHAT CONSTITUTES THE ENTIRE CONTRACT? ................................   18
10.2 HOW IMPORTANT IS THE INFORMATION YOU PROVIDED FOR THIS POLICY? .......   18
10.3 WILL WE BE ABLE TO CONTEST THIS POLICY? ..............................   18
10.4 HOW ARE THE DATES REFERRED TO IN THIS POLICY MEASURED? ...............   18
10.5 HOW IS A PERSON'S AGE CALCULATED FOR THE PURPOSE OF THIS POLICY? .....   18
10.6 WHAT HAPPENS IF IN THIS POLICY A PERSON'S AGE OR SEX IS STATED
     INCORRECTLY? .........................................................   18
10.7 MAY YOU ASSIGN OR TRANSFER THIS POLICY? ..............................   18
10.8 HOW DO YOU ASSIGN THIS POLICY? .......................................   19
10.9 MAY THE ASSIGNEE CHANGE THE OWNER ANNUITANT OR BENEFICIARY? ..........   19
10.10 ARE THE PAYMENTS MADE UNDER THE TERMS OF THIS POLICY PROTECTED
      AGAINST CREDITORS? ..................................................   19
10.11 HOW SHOULD PREMIUM PAYMENTS FOR THIS POLICY BE MADE? ................   19
10.12 HOW IS THE GUARANTEED ACCUMULATION VALUE CALCULATED FOR THIS
      POLICY? .............................................................   19
10.13 IS THIS POLICY SUBJECT TO CONFORMITY WITH ANY LAW? ..................   19
10.14 ARE THERE ANY DIVIDENDS PAYABLE UNDER THIS POLICY? ..................   19

YOU MAY CONTACT US AT OUR SERVICE CENTER ADDRESS SPECIFIED IN THE PRODUCT PROSPECTUS OR ANY ALTERNATE ADDRESS WE PROVIDE. WHEN YOU WRITE TO US, PLEASE INCLUDE YOUR POLICY NUMBER, YOUR FULL NAME AND YOUR CURRENT ADDRESS.

                                   DEFINITIONS

THESE TERMS ARE CAPITALIZED WHEN USED THROUGHOUT THIS POLICY.

ACCUMULATION UNIT: An accounting unit we use to calculate the Variable Accumulation Value prior to the Annuity Commencement Date. Each Investment Division of the Separate Account has a distinct variable Accumulation Unit value.

ACCUMULATION VALUE: The sum of the Variable Accumulation Value, Fixed Account Accumulation Value and Dollar Cost Averaging (DCA) Advantage Account Accumulation Value, of this Policy for any Valuation Period.

ADJUSTED DEATH BENEFIT PREMIUM PAYMENTS: The total dollar amount of Premium Payments made under this Policy reduced by any Adjusted Death Benefit Premium Payment Proportional Withdrawals.

ADJUSTED DEATH BENEFIT PREMIUM PAYMENT PROPORTIONAL WITHDRAWAL: An amount equal to the amount withdrawn from this Policy (including any amount withdrawn that may include Surrender Charges), divided by this Policy's Accumulation Value immediately preceding the withdrawal, multiplied by the Adjusted Death Benefit Premium Payments immediately preceding the withdrawal.

AGE: A person's age attained at his or her last birthday.

ALLOCATION ALTERNATIVES: The Investment Divisions of the Separate Account and the Fixed Account.

ANNUITANT: The person named on the Policy Data Page and whose life determines the Income Payments.

ANNUITY COMMENCEMENT DATE: The date on which the first Income Payment under this Policy is to be made.

BENEFICIARY: The person(s) or entity(ies) having the right to receive the death benefit set forth in this Policy and who is the "designated Beneficiary" for purposes of Section 72 of the Internal Revenue Code.

BUSINESS DAY: Any day on which the New York Stock Exchange (NYSE) is open for trading. Our Business Day ends at 4:00 p.m. Eastern Standard Time or the close of regular trading on the NYSE, if earlier.

CONSIDERATION: A Premium Payment, or a portion thereof and/or, if allowable, a transfer amount from an Investment Division to the Fixed Account.

DOLLAR COST AVERAGING ("DCA") ADVANTAGE ACCOUNT: The account from which you are permitted to transfer amounts to the Investment Divisions proportionally on a monthly basis.

The DCA Advantage Account duration is shown on the Policy Data Page. The DCA Advantage Account is credited with a fixed interest rate. The assets in the DCA Advantage Account are not part of the Separate Account of NYLIAC.

DCA ADVANTAGE ACCOUNT ACCUMULATION VALUE: The sum of the Premium Payments and Premium Credits allocated to the DCA Advantage Account, plus interest credited on those Premium Payments and Premium Credits, less transfers and any Partial Withdrawals from the DCA Advantage Account, and less any Surrender Charges, Policy Service Charges and rider charges assessed from the DCA Advantage Account. The DCA Advantage Account Accumulation Value is supported by assets in NYLIAC's General Account.

The DCA Advantage Account Accumulation Value will never be less than the DCA Advantage Account portion of the Nonforfeiture Value.

ELIGIBLE PORTFOLIOS ("PORTFOLIOS"): The portfolios of the Fund that are available for investment through the Investment Divisions of the Separate Account, as shown on the Policy Data Page.

FIXED ACCOUNT: The account that is credited with a fixed interest rate. The assets in the Fixed Account are not part of the Separate Account of NYLIAC.

FIXED ACCOUNT ACCUMULATION VALUE: The sum of the Premium Payments, Premium Credits and, if allowable, transfers allocated to the Fixed Account, plus interest credited on those Premium Payments, Premium Credits, and, if allowable, transfers, less any Partial Withdrawals and transfers from the Fixed Account, and less any Surrender Charges, Policy Service Charges and rider charges assessed from the Fixed Account. The Fixed Account Accumulation Value is supported by assets in NYLIAC's General Account. The Fixed Account Accumulation Value will never be less than the Fixed Account portion of the Nonforfeiture Value.

FUND: MainStay VP Series Fund, Inc., a diversified open-end management investment company registered under the Investment Company Act of 1940, and any other registered open-end management investment company that offers Eligible Portfolios.

GENERAL ACCOUNT: Includes all of NYLIAC's assets except those assets specifically allocated to the Separate Account. These assets are subject to the claims of our general creditors.

GUARANTEED CASH SURRENDER VALUE: The Guaranteed Cash Surrender Value is applicable only to the Fixed Account Accumulation Value and/or to the DCA Advantage Account Accumulation Value. No such guarantee is applicable to the Variable Accumulation Value. The Guaranteed Cash Surrender value is equal to the greater of:

a) the sum of the Fixed Account Accumulation Value and the DCA Advantage Account Accumulation Value based on the guaranteed minimum interest rate for each account, as shown on the Policy Data Page, less any Surrender Charges that may apply; or

b)   the Nonforfeiture Value.

INCOME PAYMENTS: Periodic payments NYLIAC makes to the named Payee beginning on the Annuity Commencement Date.

INVESTMENT DIVISION ("DIVISION"): The variable investment options available with this Policy. Each Investment Division, a division of the Separate Account, invests exclusively in shares of a specified Eligible Portfolio.

ISSUE DATE: The date this Policy is produced for delivery.

NYLIAC ("CORPORATION, WE, US, OUR"): New York Life Insurance and Annuity Corporation, which is a wholly-owned Delaware subsidiary of New York Life Insurance Company. You may contact us at our service center address specified in the product prospectus to submit inquiries and Policy requests.

NONFORFEITURE RATE: The rate used to calculate the Fixed Account and DCA Advantage Account Nonforfeiture Values This rate, as shown on the Policy Data Page, is equal to the lesser of:

a)   3.00% and;

b) a rate that is not less than 1.00% and determined by using the six-month average of the five-year Constant Maturity Treasury Rate reported by the Federal Reserve for December through May (for period beginning July 1) and June through November (for period beginning January 1), rounded to the nearest .05%, minus 1.25%.

NONFORFEITURE VALUE: The Nonforfeiture Value is equal to 87.50% of the Consideration(s) allocated to the Fixed Account and/or to the DCA Advantage Account accumulated at the Nonforfeiture Rate since the Payment Date or transfer date, minus any amounts withdrawn or transferred from the Fixed Account and/or the DCA Advantage Account, with the remaining amount accumulated at the Nonforfeiture Rate since the date of withdrawal or transfer.

OWNER ("YOU, YOUR"): The person(s) or entity(ies) designated as the Owner in this Policy, or as subsequently changed, and upon whose death prior to the Annuity Commencement Date benefits under this Policy may be paid. If NYLIAC issues a jointly owned Policy, ownership rights and privileges under this Policy must be exercised jointly and death benefits payable under this Policy, prior to the Annuity Commencement Date, will be paid upon the death of any joint Owner.

PARTIAL WITHDRAWAL: Any part of the Accumulation Value paid to you, at your request, in accordance with the terms of this Policy.

PAYEE: The recipient(s) of Income Payments under this Policy, generally the Owner.

PAYMENT DATE: The Business Day on which we receive a Premium Payment at the address specified in the product prospectus to receive such payment.

PAYMENT YEAR: A year as measured from the Payment Date of the initial Premium Payment or from the Payment Date of any additional Premium Payments made to this Policy.

PREMIUM CREDIT: An additional credit applied to this Policy's Accumulation Value when we receive a Premium Payment. The Premium Credit is calculated as a percentage (the "Premium Credit Rate") of each Premium Payment. The Premium Credit is not a Premium Payment. The Premium Credit Rate will never be less than the guaranteed minimum Premium Credit Rate shown on the Policy Data Page.

POLICY ANNIVERSARY: An anniversary of the Policy Date displayed on the Policy Data Page.

POLICY DATA PAGE: Page (2) of this Policy, containing the Policy specifications.

POLICY DATE: The date the Policy is executed and from which Policy Years, quarters, months, and Policy Anniversaries are measured. It is shown on the Policy Data Page.

POLICY YEAR: A year starting on the Policy Date. Subsequent Policy Years begin on each Policy Anniversary unless otherwise indicated.

PREMIUM PAYMENT: An amount paid to the Corporation as Consideration for the benefits provided by this Policy.

PROOF OF DEATH: Evidence that death has occurred including at least one of the following: a certified copy of the death certificate, an attending physician's statement, a finding from a court of competent jurisdiction or any other proof that is acceptable to us.

QUALIFIED PLAN: A retirement plan under the Internal Revenue Code, including Sections 401(a), 403(b), 408, 408(A) and 457(b).

RMD AUTOMATED OPTION: The calculation and automatic processing of the Required Minimum Distribution (RMD) under certain Qualified Plans pursuant to IRC Section 401(a)(9) on a scheduled interval (monthly, quarterly, semi-annually, or annually). RMD is an amount that the IRS requires the owners of certain Qualified Plans to withdraw each year generally beginning no later than April 1 of the calendar year following the calendar year in which the owner attains age 70 1/2.

SEPARATE ACCOUNT: A segregated asset account of the Corporation, as identified on the Policy Data Page, established to receive and invest Premium Payments made and Premium Credits applied under this Policy. The Separate Account's Investment Divisions, in turn, purchase shares of Eligible Portfolios.

SURRENDER CHARGE: An amount charged by the Corporation during the Surrender Charge period as shown under the Surrender Charge schedule on the Policy Data Page, and assessed when a Partial Withdrawal of the Accumulation Value is made or when this Policy is surrendered for its Accumulation Value.

VALUATION PERIOD: The period from the close of the immediately preceding Business Day to the close of the current Business Day.

VARIABLE ACCUMULATION VALUE: The sum of the current Accumulation Unit's value for each of the Investment Divisions multiplied by the number of Accumulation Units held in the respective Investment Divisions.

                         SECTION ONE - INCOME PAYMENTS

1.1 WHEN WILL INCOME PAYMENTS BEGIN?

We will apply the Accumulation Value of this Policy to the Life Income - Guaranteed Period Payment option and make Income Payments to you each month beginning on the Annuity Commencement Date shown on the Policy Data Page or as changed in accordance with Section 1.2. Income Payments will begin if this Policy is in force on that date. If the Accumulation Value of this Policy is an amount that would provide Income Payments of less than $20 a month on the Annuity Commencement Date, we will pay you the Accumulation Value in a single sum.

1.2 MAY THE ANNUITY COMMENCEMENT DATE BE CHANGED?

Yes. If we agree, the Annuity Commencement Date, shown on the Policy Data Page, may be changed to an earlier date or deferred to a later date. If you wish to change the date, you must notify us in writing at least one month before the Annuity Commencement Date. The Annuitant's Age on the Annuity Commencement Date may not be greater than the Age as required by the laws of the state in which this Policy was issued.

1.3 HOW ARE PAYMENTS MADE UNDER THE LIFE INCOME - GUARANTEED PERIOD PAYMENT OPTION?

We will make equal payments to the Payee each month during the lifetime of the Annuitant. Once Income Payments start, they do not change and are guaranteed for a period of ten (10) years (120 monthly payments) even if the Annuitant dies sooner. We may require proof of the Annuitant's birth date before Income Payments begin. Please note that we may also require proof of the Annuitant's survival as a condition for Income Payments beyond the guaranteed period.

1.4 HOW ARE LIFE INCOME - GUARANTEED PERIOD PAYMENT AMOUNTS DETERMINED?

We will determine the amount of each monthly payment on the Annuity Commencement Date. We do this by applying the total Accumulation Value of the Policy, less any state premium tax that may be payable as provided in Section 4.8, to the Income Payment rate in effect on the Annuity Commencement Date. Income Payment rates are based on the adjusted Age and sex of the Annuitant. To find the adjusted Age in the year the first payment is due, we will adjust the Annuitant's Age at that time according to the following table:

2009-2018   2019-2028   2029-2038   2039 & later
---------   ---------   ---------   ------------
    0          -1          -2            -3

The amount of each monthly Income Payment will not be less than an amount based on the corresponding rate shown in the Life Income - Guaranteed Period Payment Table. These minimum amounts are based on the 1983 Individual Annuity Mortality Table a with Projection Scale G and with interest compounded annually at one and one half percent (1.5%).

When asked, we will state in writing what the minimum amount of each monthly Income Payment would be under this provision.

LIFE INCOME - GUARANTEED PERIOD PAYMENT TABLE

(Minimum Monthly Payment Guaranteed for 10 years for $1,000 of Proceeds)

ADJUSTED AGE   MALE   FEMALE
------------   ----   ------
60             3.64    3.21
61             3.74    3.29
62             3.85    3.38
63             3.96    3.47
64             4.08    3.56

65             4.20    3.66
66             4.33    3.77
67             4.46    3.88
68             4.60    4.00
69             4.75    4.12

70             4.90    4.26
71             5.06    4.40
72             5.22    4.55
73             5.39    4.70
74             5.56    4.87

75             5.74    5.04
76             5.93    5.22
77             6.11    5.41
78             6.30    5.61
79             6.49    5.81

80             6.69    6.01
81             6.88    6.22
82             7.06    6.43
83             7.24    6.64
84             7.42    6.85
85+            7.59    7.05

1.5 ARE THERE ANY OTHER METHODS OF INCOME PAYMENT?

Yes. On or before the Annuity Commencement Date you may elect to have the Accumulation Value paid to you in a single sum, or if we agree, the proceeds may be placed under some other Income Payment option we may offer at that time.

                    SECTION TWO-ANNUITANT, OWNER, BENEFICIARY

2.1 WHAT ARE THE RIGHTS OF OWNERSHIP OF THIS POLICY?

As the Owner of this Policy, you have the right to name a new Owner or assign your interest in this Policy on non-Qualified Plan policies only, change the Beneficiary, receive Income Payments, and name a Payee to receive Income Payments. If this Policy is jointly owned, these rights must be exercised jointly. To exercise these rights, you do not need the consent of the Annuitant or any revocable Beneficiary. You cannot lose these rights. However, all rights of ownership end at your death.

2.2 MAY THE OWNER BE DIFFERENT FROM THE ANNUITANT?

Yes. The Owner of this Policy may be different from the Annuitant, but unless it is indicated on the Policy Data Page, or unless ownership is subsequently changed, you are both the Annuitant and Owner of this Policy. Generally, the Annuitant and Owner must be the same individual for policies issued in connection with Qualified Plans.

2.3 HOW DO YOU CHANGE THE OWNER OF THIS POLICY?

IF this Policy is issued as a non-Qualified Plan, you may change the Owner of this Policy, from yourself to a new Owner, in a notice you sign which gives us the facts that we need. This change will take effect as of the date you signed the notice, subject to any payment we made or action we took before recording the change. When this change takes effect, all rights of ownership in this Policy will pass to the new Owner. Changing the Owner of this Policy does not change the Annuitant or any Beneficiary.

2.4 MAY MORE THAN ONE BENEFICIARY BE NAMED?

Yes. You may name more than one Beneficiary. Multiple Beneficiaries may be classified as primary (or first class), contingent (or second class), and so on. If two or more Beneficiaries are named in a class, their shares in any amount payable may be stated. Any amount payable will be paid to any Beneficiary, classified as primary, who survives you. If no Beneficiary classified as primary survives you, payment will be made to any surviving in the next class, and so on. Those Beneficiaries who survive in the same class have an equal share, to the extent possible, in any amount payable, unless the shares are stated otherwise.

2.5 MAY YOU CHANGE A BENEFICIARY?

Yes. During your lifetime, you may change a revocable Beneficiary in a signed notice that is satisfactory to us. When we record a change, it will take effect as of the date you signed the notice, subject to any payment we made or action we took before recording the change.

2.6 WHAT HAPPENS IF THE ANNUITANT DIES BEFORE THE ANNUITY COMMENCEMENT DATE?

If the Annuitant is not the Owner and the Annuitant dies before the Annuity Commencement Date, when we receive Proof of Death you will become the Annuitant of this Policy. If the Policy is jointly owned, the first Owner named will become the Annuitant. If the Owner is not a natural person, the Policy ends and we will pay to the Beneficiary(ies) the death benefit proceeds, which is an amount as provided in Section 2.8.

2.7 WHAT HAPPENS IF THE ANNUITANT DIES AFTER THE ANNUITY COMMENCEMENT DATE?

If the Annuitant dies after the Annuity Commencement Date, but before the end of the guaranteed period of the Income Payments, we will continue to make these payments to the Beneficiary for the remainder of the Income Payment period, even if the Payee is alive. No amount will be payable to a Beneficiary if the Annuitant dies after the end of an Income Payment guaranteed period under any payment option.

2.8 WHAT HAPPENS IF YOU DIE BEFORE THE ANNUITY COMMENCEMENT DATE?

If you die before the Annuity Commencement Date, when we receive Proof Of Death and all claim information, we will pay to the Beneficiary(ies) the death benefit, which is an amount equal to the greater of:

a) the Accumulation Value of this Policy less any Premium Credits credited to the Accumulation Value if the credits occur within the immediately preceding twelve (12) months of the date of death, or

b) the Adjusted Death Benefit Premium Payments.

If this Policy is jointly owned, this provision will apply at the death of either Owner.

Payment will be made in a single sum or in accordance with the Beneficiary's election as provided for in Section 2.10 or 2.11. The payment will be calculated as of the date we receive Proof of

Death and all claim information to make payment. This Policy will end on such date. However, if your surviving spouse is the sole primary Beneficiary, your spouse may elect in writing, to become the new Owner of this Policy, as provided in Section 2.12, subject to certain Qualified Plan limitations.

If the Owner is not a natural person, a death benefit will be paid if the Annuitant dies before the Annuity Commencement Date (see Section 2.6). In this event, the spousal continuance option as explained in Section 2.12 does not apply.

2.9 WHAT HAPPENS IF YOU DIE AFTER THE ANNUITY COMMENCEMENT DATE?

Unless otherwise provided, if you die after the Annuity Commencement Date and before the Annuitant, the Annuitant will become the new Owner of this Policy. If this Policy is jointly owned, the surviving Owner will become the sole Owner. The Annuitant, if still living, will become the new Owner after the death of the surviving Owner.

2.10 WHEN WILL WE PROCESS A REQUEST FOR PAYMENT OF THE DEATH BENEFIT?

Claim information must be submitted for each Beneficiary. Upon receiving Proof of Death and all claim information from a Beneficiary, we will pay to that Beneficiary his/her full share of any amount of the death benefit. The payment will be made within seven (7) days. However, it may happen that the New York Stock Exchange is closed for other than usual weekends or holidays, or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer payment of the death benefit request. Any amount invested in the Fixed Account as of the date of death will be credited with interest computed daily from the date of death to the date of payment. We set the interest rate each year. This rate will not be less than the rate required by law.

2.11 DOES A BENEFICIARY HAVE TO ACCEPT THE DEATH BENEFIT OF THIS POLICY AT YOUR DEATH?

Full payment of the death benefit proceeds will be made to the Beneficiary within five (5) years after the date of your death. However, at your death, your Beneficiary is not required to accept the death benefit proceeds of this Policy if you or the Beneficiary (after your death), choose in a signed notice, to have all or part of this payment placed under the Life Income - Guaranteed Period Option or any other Income Payment option that we may have available for the Beneficiary. Payment under the Life Income-Guaranteed Period Option or any other Income Payment option must be for the life of the Beneficiary or for a number of years that is not more than the life expectancy (as determined for federal tax purposes) of the Beneficiary, at the time of your death, and must begin within one year after your death.

2.12 WHAT HAPPENS IF YOUR SPOUSE IS THE BENEFICIARY?

If your spouse is the sole primary Beneficiary and you die before the Annuity Commencement Date, this Policy may be continued with your spouse as the new Owner, subject to certain Qualified Plan limitations. If you are also the Annuitant, your spouse will become the new Annuitant. If your spouse chooses to continue this Policy, no death benefit proceeds will be paid as a consequence of your death.

2.13 WHAT HAPPENS IF A BENEFICIARY WHO IS RECEIVING INCOME PAYMENTS DIES?

If a Beneficiary who is receiving Income Payments dies, each remaining Income Payment will be paid to those Beneficiaries in the same class who are alive when that Income Payment becomes due. If a last Beneficiary in a class to receive Income Payments dies, each remaining Income Payment will be paid to those in the next class who are alive when that Income Payment becomes due, and so on. If no Beneficiary for any amount payable or for a stated share is alive, the present value of any remaining Income Payments is paid to the estate of the Beneficiary who dies last. The present value of any remaining Income Payments is always less than the total of those Income Payments. No amount will be payable to any Beneficiary after the end of the guaranteed period of Income Payments.

2.14 WHAT HAPPENS IF NO BENEFICIARY SURVIVES YOU?

If no Beneficiary for any amount payable, or for a stated share, survives you, the right to this amount or this share will pass to your estate. Payment of the proceeds will be made in a single sum to your estate. If any Beneficiary dies at the same time as you, or within fifteen (15) days after your death, but before we receive your Proof of Death and all claim information, we will pay any amount payable as though the Beneficiary died first.

                         SECTION THREE- PREMIUM PAYMENTS

3.1 HOW ARE PREMIUM PAYMENTS CREDITED?

If we have received all of the information we require to issue this Policy, the initial Premium Payment will be credited within two Business Days after receipt. Additional Premium Payments will be credited to this Policy as of the Payment Date.

3.2 ARE THERE ANY LIMITATIONS REGARDING THE AMOUNTS AND FREQUENCY OF PREMIUM PAYMENTS?

At any time before the maximum Age shown on the Policy Data Page, while the Owner is living and before the Annuity Commencement Date, Premium Payments may be made at any interval and by any method we make available. The initial Premium Payment is the amount shown on the Policy Data Page. The minimum additional Premium Payment you can make is shown on the Policy Data Page. We reserve the right to reject or limit the dollar amount of any Premium Payment, when the aggregate amount of all Premium Payments is equal to or greater than the maximum amount stated on the Policy Data Page.

3.3 HOW ARE PREMIUM PAYMENTS ALLOCATED?

The initial Premium Payment may be applied to one or more of the Allocation Alternatives and to the DCA Advantage Account shown on the Policy Data Page or to any other Investment Division(s) which may be made available by us for this Policy, in accordance with your instructions. All additional Premium Payments will be applied according to your instructions for the initial Premium Payment unless subsequently changed by you.

3.4 MAY THE ALLOCATION FOR ADDITIONAL PREMIUM PAYMENTS BE CHANGED?

Yes. You may notify us to change the allocation for additional Premium Payments among the Allocation Alternatives and the DCA Advantage Account after the Issue Date shown on the Policy Data Page. Premium Payments received after the date on which we receive your notice will be applied on the basis of the new instructions. You must indicate the percentage of each Premium Payment that will be allocated to the Allocation Alternatives and the DCA Advantage Account. The minimum amount of a Premium Payment that can be allocated to an Allocation Alternative or to the DCA Advantage Account is shown on the Policy Data Page. We reserve the right to limit the amount of a Premium Payment that may be allocated to any one Allocation Alternative or DCA Advantage Account, and to refuse the allocation of all or a portion of a Premium Payment to the Fixed Account.

3.5 MAY THE CORPORATION TERMINATE THIS POLICY?

Yes. If no Premium Payments have been received for two or more consecutive years and the Accumulation Value would provide Income Payments of less than $20 a month on the Annuity Commencement Date, we have the right, subject to any applicable state law or regulation, to terminate this Policy and pay you the Accumulation Value in a single sum. We will notify you of our intention to exercise this right and allow you 90 days to make a Premium Payment.

                     SECTION FOUR- CHARGES AND DISTRIBUTIONS

4.1 WHAT CHARGES WILL BE DEDUCTED FROM YOUR POLICY?

An annual Policy Service Charge may be applicable as shown on the Policy Data Page. That charge, if any, will be deducted from this Policy's Accumulation Value on each Policy Anniversary and on the date of a full surrender.

The Separate Account mortality and expense risk and administrative costs charge will be deducted from your Policy as described on the Policy Data Page.

During the Surrender Charge period, a Surrender Charge may be deducted from the Policy's Accumulation Value. Surrender Charges are explained in Section 4.6.

4.2 ARE ADDITIONAL FEES AND CHARGES DEDUCTED FROM YOUR POLICY?

Any optional rider(s) that you elect will result in additional charges that will be deducted on a quarterly basis from this Policy's Accumulation Value.

4.3 CAN YOU SURRENDER THIS POLICY?

Yes. On any Business Day, before the Annuity Commencement Date, and after this Policy has an Accumulation Value, you may request a full surrender of the Accumulation Value, less any Surrender Charges, Policy Service Charges and/or additional fees and charges (including rider charges) that may apply. Surrender Charges are explained in Section 4.6 and on the Policy Data Page, Policy Service Charges are explained in Section 4.1 and on the Policy Data Page and additional fees and charges are explained in Section 4.2 and, if applicable, on any attached riders.

4.4 CAN YOU MAKE A PARTIAL WITHDRAWAL FROM THIS POLICY?

Yes. After this Policy has an Accumulation Value, you may request a Partial Withdrawal by sending us your request at least thirty (30) days before the Annuity Commencement Date. The Partial Withdrawal may be for a selected amount or a percentage of the Accumulation Value. The minimum amount you may withdraw is shown on the Policy Data Page. You must indicate how it is to be withdrawn from the Allocation Alternatives and/or from the DCA Advantage Account. However, if you do not specify the Allocation Alternatives and/or the DCA Advantage Plan Account, NYLIAC will withdraw the money on a pro-rata basis from each Allocation Alternative and/or from the DCA Advantage Account. Partial Withdrawals will be made from the Investment Divisions by deducting Accumulation Units. Accumulation Units are explained in Section 7.9.

Partial Withdrawals will be made from your Fixed Account in the following sequence: first from the portion of the Fixed Account Accumulation Value attributed to the initial Premium Payment, then from the portion of the Fixed Account Accumulation Value attributed to subsequent Premium Payments in the order received.

Partial Withdrawals will be made from the DCA Advantage Account in the following sequence: first from the portion of the DCA Advantage Account Accumulation Value attributed to the initial Premium Payment, then from the portion of the DCA Advantage Account Accumulation Value attributed to subsequent Premium Payments in the order received.

A Surrender Charge will be assessed as shown on the Policy Data Page, except as provided in Section 4.7. If your request for a Partial Withdrawal is greater than the amount in the Allocation Alternative(s) and/or in the DCA Advantage Account, we will pay you the entire value of that Allocation Alternative(s) and/or that DCA Advantage Account, less any Surrender Charges that may apply.

A minimum Accumulation Value, as shown on the Policy Data Page, must remain in the Policy after a Partial Withdrawal. If a Partial Withdrawal would cause the total Accumulation Value of this Policy to fall below the minimum, we may not process the Partial Withdrawal request.

4.5 WHEN WILL A PARTIAL WITHDRAWAL OR FULL SURRENDER BE PROCESSED?

We will pay any Partial Withdrawal or full surrender proceeds within seven (7) days after we receive all necessary requirements. The Partial Withdrawal or full surrender value to be paid will be determined on the date we receive all requirements. However, it may happen that the New York Stock Exchange is closed for other than usual weekends or holidays, or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer payment of a Partial Withdrawal or full surrender request from the Investment Divisions.

When not prohibited by the laws of the state in which this Policy is issued, we may defer payment of any Partial Withdrawal or full surrender request from the Fixed Account and/or the DCA Advantage Account for up to six (6) months from the Partial Withdrawal or full surrender request date after making a written request to and receiving written approval from the insurance commissioner of the state in which this Policy is issued. Interest will be paid on any amount deferred for thirty (30) days or more. If payments are deferred, we will pay interest at the rate specified by the Insurance Department of the state where your Policy was issued, from the date of the Partial Withdrawal or full surrender request. This rate will be at least three percent (3.0%) per year.

4.6 ARE SURRENDER CHARGES DEDUCTED FROM YOUR POLICY?

During the Surrender Charge period, as shown under the Surrender Charge schedule on the Policy Data Page, a Surrender Charge may be applied each time a Partial Withdrawal is made, or when the Policy is surrendered. The Surrender Charge , if any, will be a percentage, as shown on the Policy Data Page, of the Accumulation Value withdrawn or surrendered. The applicable percentage corresponds with the Payment Year in which you make a Partial Withdrawal or full surrender request. The surrender charge will apply only if the amount of the withdrawal exceeds the greatest of:

     (a) 10% of the Accumulation Value as of the last Policy Anniversary (10% of the Premium Payment if the withdrawal is made in the first Policy
          Year), less any prior Partial Withdrawals, made during the current Policy Year, that were free of Surrender Charges; or

     (b) 10% of the current Accumulation Value at the time of the withdrawal, less any prior Partial Withdrawals, made during the current Policy Year, that were free of Surrender Charges; or

     (c) that portion of the current Accumulation Value, at the time of the withdrawal, that exceeds the total Premium Payments made to this Policy.

The Surrender Charge for the initial Premium Payment will be calculated from the Policy Date. For each subsequent Premium Payment, the Surrender Charge will be calculated from the Payment Date of each Premium Payment. Therefore, for purposes of calculating the Surrender Charge for additional Premium Payments, the second Payment Year begins on the first anniversary of that additional Premium Payment, the third Payment Year begins on the second anniversary of that additional Premium Payment, and so on. Upon a Partial Withdrawal, the Premium Payment producing the lowest Surrender Charge will be surrendered first. If more than one Premium Payment produces the same Surrender Charge, the oldest of those Premium Payments will be surrendered first.

4.7 ARE SURRENDER CHARGES EVER WAIVED?

Yes. Surrender Charges will be waived:

a) when proceeds are paid on the death of the Owner, or of the Annuitant if the Owner is not a natural person; or

b) for any Required Minimum Distribution (RMD), as calculated by us, from the Accumulation Value of this Policy withdrawn under the RMD Automated option. However, if in addition to any RMD withdrawals, Partial Withdrawals are made from the Policy during a Policy Year, all such withdrawals will be combined and a Surrender Charge will apply to that portion of the withdrawals that exceeds the greater of the calculated RMD amount, and the amount as explained in Section 4.6; or

c) on amounts placed under the Life Income - Guaranteed Period Payment option, as described in Section 1.4, after the first Policy Year; or

d) under conditions specified in any riders or endorsements attached to and made a part of this Policy; or

e) if we terminate this Policy as explained in Section 3.5.

4.8 ARE STATE PREMIUM TAXES DEDUCTED FROM YOUR POLICY?

If we are required by state law to pay state premium taxes for your Policy, the amount of the state premium tax will be deducted from the Accumulation Value of your Policy on the earliest of:

     a)   the date the Policy is surrendered; or

     b) the Annuity Commencement Date, before the Accumulation Value is placed under an Income Payment option as described in Section 1.4; or

     c)   the date we terminate this Policy in accordance with Section 3.5.

However, the amount of the state premium tax will not be deducted from the Accumulation Value, if the Accumulation Value is paid as a death benefit.

                            SECTION FIVE - TRANSFERS

5.1 CAN TRANSFERS BE MADE BETWEEN INVESTMENT DIVISIONS?

Yes. Transfers of the Variable Accumulation Value may be made between Investment Divisions.

5.2 CAN TRANSFERS BE MADE BETWEEN THE INVESTMENT DIVISIONS AND THE FIXED
ACCOUNT?

Yes. You may make transfers between the Investment Divisions and the Fixed Account subject to certain limitations as described on the Policy Data Page.

Transfers will be made from the Fixed Account in the following sequence: first from the Fixed Account Accumulation Value attributed to the initial Premium Payment and Premium Credit, then from the Fixed Account Accumulation Value attributed to subsequent Premium Payments, Premium Credits and transfers in the order received.

5.3 HOW DO YOU MAKE TRANSFERS?

Prior to 30 days before the Annuity Commencement Date, you may send us your transfer request. Each transfer must be for an amount not less than that shown on the Policy Data Page. A minimum balance must remain in an Investment Division and/or the Fixed Account after a transfer is made from an Investment Division and/or the Fixed Account, as shown on the Policy Data Page. If after a transfer, the balance in that Investment Division or

Fixed Account falls below the minimum, we have the right to include that amount as part of the transfer. The remaining amount will be allocated in the same proportion as the transfer request.

In addition, transfers may be made on an automatic basis in accordance with your instructions, subject to certain limitations as described below.

Traditional Dollar Cost Averaging Option

Under this option, you may specify a dollar amount to be transferred from any Investment Division to any combination of Investment Divisions and/or, if allowable, to the Fixed Account. Transfers under this option are not available from the Fixed Account. We will automatically transfer the specific dollar amount in accordance with your instructions.

In order to elect this option, the Accumulation Value must be equal to or greater than the minimum value shown on the Policy Data Page. The minimum amount that may be transferred to or from an Investment Division or, if allowable, to the Fixed Account is shown on the Policy Data Page. NYLIAC reserves the right to cancel this option if the Accumulation Value is less than the minimum amount required to elect this option.

Automatic Asset Reallocation Option

Under this option you may specify that a percentage of the Variable Accumulation Value be allocated to each Investment Division at a pre-set level. If you elect this reallocation option, we will automatically transfer your Variable Accumulation Value between Investment Divisions so that it reflects the percentages you specify or as subsequently changed by you in accordance with your instructions. In order to elect this option, the Variable Accumulation Value must be equal to or greater than the minimum value shown on the Policy Data Page. The minimum amount that must be allocated among the Investment Divisions under this option is shown on the Policy Data Page. NYLIAC reserves the right to cancel this option if the Variable Accumulation Value is less than the minimum amount required to elect this option.

Transfers under the Automatic Asset Reallocation option are not available with the Fixed Account.

You may not elect the Traditional Dollar Cost Averaging and Automatic Asset Reallocation options at the same time.

Interest Sweep Option

You may request transfers, from the Fixed Account to any combination of Investment Divisions, of interest earned on Premium Payments and Premium Credits allocated to the Fixed Account. If you elect this option, we will automatically transfer the interest from the Fixed Account to the Investment Divisions you specify or as subsequently changed by you in accordance with your instructions.

In order to elect this option, the Fixed Account Accumulation Value must be equal to or greater than the minimum value as shown on the Policy Data Page. NYLIAC reserves the right to cancel this option if the Fixed Account Accumulation Value is less than the minimum amount required to elect this option.

The Interest Sweep option may be requested in addition to the Traditional Dollar Cost Averaging option, the Automatic Asset Reallocation option, or the DCA Advantage Account.

Transfers under the Interest Sweep Option are subject to certain limitations described on the Policy Data Page.

You may cancel the Traditional Dollar Cost Averaging option, the Automatic Asset Reallocation option, or the Interest Sweep option at any time by making a written request.

5.4 CAN TRANSFERS BE MADE INTO THE DCA ADVANTAGE ACCOUNT?

No. Transfers may not be made into the DCA Advantage Account.

5.5 CAN TRANSFERS BE MADE FROM THE DCA ADVANTAGE ACCOUNT INTO THE FIXED ACCOUNT?

No. The DCA Advantage Account Accumulation Value may not be transferred to the Fixed Account.

5.6 HOW DO YOU TRANSFER THE DCA ADVANTAGE ACCOUNT ACCUMULATION VALUE TO THE INVESTMENT DIVISIONS?

At the time you elect the DCA Advantage Account, or as subsequently changed by you before the expiration date, you must tell us into which Investment Division(s) you want the DCA Advantage Account Accumulation Value transferred. We will automatically transfer amounts from your DCA Advantage Account into the Investment Division(s) in proportional periodic amounts in accordance with your instructions.

In addition, you may make transfers from the DCA Advantage Account to the Investment Divisions at any time. The transfers will not interrupt the automatic transfers from the DCA Advantage Account. Transfers will be made from the DCA Advantage Account in the following sequence: first from the DCA Advantage Account Accumulation Value attributed to the initial Premium Payment and Premium Credit, then from the DCA Advantage Account Accumulation Value attributed to subsequent Premium Payments and Premium Credits in the order received.

The amount held in the DCA Advantage Account will be completely transferred out of the DCA Advantage Account by the specified expiration date of that Account. In no event may the expiration date of the DCA Advantage Account extend beyond your Annuity Commencement Date.

The DCA Advantage Account may be requested in addition to the Interest Sweep option, the Traditional Dollar Cost Averaging option or the Automatic Asset Reallocation option.

5.7 ARE THERE LIMITS ON WHAT YOU MAY TRANSFER?

Transfers are subject to the limitations referenced in this section (Section
Five) of the Policy and on the Policy Data Page.

We reserve the right to apply a charge for transfers as shown on the Policy Data Page. Any transfer made on an automatic basis with the Traditional Dollar Cost Averaging, Automatic Asset Reallocation and Interest Sweep options will not be counted for purposes of determining the maximum number of transfers as specified on the Policy Data Page.

We reserve the right to limit the amount, which may be transferred to any one Investment Division.

Your right to make transfers under this Policy is subject to modification if we determine, in our sole discretion, that the exercise of that right will disadvantage or potentially hurt the rights or interest of other policyowners. Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right, which is considered to be to the actual or potential disadvantage of other policyowners.

               SECTION SIX - PREMIUM CREDIT AND ACCUMULATION VALUE

6.1 HOW IS THE PREMIUM CREDIT ALLOCATED?

The Premium Credit is allocated to the Allocation Alternative(s) and/or to the DCA Advantage Account in the same percentages as the Premium Payment. The Premium Credit Rate applicable to the initial Premium Payment is shown on the Policy Data Page. Subsequent Premium Payments will receive the Premium Credit Rate in effect at the time the Premium Payment is received.

6.2 CAN THE PREMIUM CREDIT BE DEDUCTED FROM THE ACCUMULATION VALUE?

The Premium Credit will be deducted from your Policy's Accumulation Value if you elect to return your Policy under the terms of the Right to Return Policy provision on the face page of this Policy. We will also deduct any Premium Credit(s) credited within the immediately preceding twelve (12) months of the date of death. The amount deducted will be an amount equal to the Premium Credit(s) credited to your Policy without regard to the Premium Credit's current value.

6.3 HOW IS THE ACCUMULATION VALUE CALCULATED?

On any day, at or before the Annuity Commencement Date, the Accumulation Value of this Policy is equal to the sum of the Fixed Account Accumulation Value, the Variable Accumulation Value and the DCA Advantage Account Accumulation Value for any Valuation Period.

The Fixed Account Accumulation Value, the DCA Advantage Account Accumulation Value and death benefits that are available under this Policy are not less than the minimum benefits required by law.

The instances in which Surrender Charges will be assessed, and the amount of those charges are described in Section Four herein. When you ask us, we will tell you how much Accumulation Value there is in your Policy.

                        SECTION SEVEN - SEPARATE ACCOUNT

7.1 HOW IS THE SEPARATE ACCOUNT ESTABLISHED AND MAINTAINED?

We have established and maintained the Separate Account under the laws of the State of Delaware. Any realized or unrealized income, net gains, and losses from the assets of the Separate Account are credited or charged to it without regard to our other income.

7.2 HOW ARE THE SEPARATE ACCOUNT ASSETS INVESTED?

The Separate Account invests its assets in shares of the Eligible Portfolios of the Fund. Fund shares are purchased, redeemed, and valued on behalf of the Separate Account. The Separate Account is divided into Investment Divisions. We reserve the right to add or remove any Investment Division of the Separate Account.

7.3 TO WHOM DO THE ASSETS IN THE SEPARATE ACCOUNT BELONG?

The assets in the Separate Account are our property. The Separate Account assets equal the reserves and other Policy liabilities of the Separate Account. Those assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right, when not prohibited by the laws of the state in which this Policy is issued, to transfer assets of an Investment Division, in excess of the reserves and other Policy liabilities with respect to that Investment Division, to another Investment Division or to our General Account.

7.4 HOW WILL THE ASSETS OF THE SEPARATE ACCOUNT BE VALUED?

We will determine the value of the assets in the Separate Account on each Business Day. The assets of the Separate Account will be valued at fair market value, as determined in accordance with a method of valuation that we establish in good faith. However, it may happen that the New York Stock Exchange is closed for other than usual weekends or holidays, or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer transfers among the Allocation Alternatives and the DCA Advantage Account.

7.5 CAN WE TRANSFER ASSETS OF THE SEPARATE ACCOUNT TO ANOTHER SEPARATE ACCOUNT?

Yes. We reserve the right, when not prohibited by the laws of the state in which this Policy is issued, to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this Policy belongs, to another Separate Account. If this type of transfer is made, the term "Separate Account" as used in this Policy, will then mean the Separate Account to which the assets were transferred.

7.6 WHAT OTHER RIGHTS DO WE HAVE?

We also reserve the right, when not prohibited by the laws of the state in which this Policy is issued, to:

a) manage the Separate Account under the direction of a committee at any time;

b) de-register the Separate Account under the Investment Company Act of 1940;

c) combine the Separate Account with one or more other Separate Accounts; and

d) restrict or eliminate any of the voting rights of Owners or other persons who have voting rights as to the Separate Account as permitted by law.

7.7 CAN A CHANGE IN THE OBJECTIVE OF THE FUND BE MADE?

Yes. When required by law or regulation, an objective of the Fund can be changed. The objective of the Fund will not be changed unless approved by the appropriate insurance official of the State of Delaware or deemed approved in accordance with such law or regulation. If so required, the request to obtain such approval will be filed with the insurance official of the state or the district in which this Policy is issued.

7.8 IF THE ASSETS IN THE SEPARATE ACCOUNT BELONG TO US, WHAT DO YOUR PREMIUM PAYMENTS PURCHASE?

Your Premium Payments and Premium Credits that are allocated or transferred to the Investment Divisions will be applied to purchase Accumulation Units in those Investment Divisions.

7.9 HOW IS THE NUMBER OF ACCUMULATION UNITS DETERMINED?

That portion of each Premium Payment and Premium Credit allocated or transferred to a designated Investment Division of the Separate Account is credited to this Policy in the form of Accumulation Units. The number of Accumulation Units credited to this Policy is determined by dividing the amount allocated or transferred to each Investment Division by the Accumulation Unit value for that Investment Division for the Valuation Period during which the Premium Payment, Premium Credit, or transfer request and all required documentation is received.

That portion of each Partial Withdrawal, Surrender Charge, Policy Service Charge, additional fees and charges (including rider charges) or transfer that is made from a designated Investment Division of the Separate Account is deducted from this Policy in the form of Accumulation Units. The number of Accumulation Units deducted from this Policy is determined by dividing the amount withdrawn or transferred from each Investment Division by the Accumulation Units' value for that Investment Division for the Valuation Period.

The value of an Accumulation Unit will vary in accordance with the investment experience of the Eligible Portfolios in which the Investment Divisions invest. The number of Accumulation Units in a Policy will not, however, change as a result of any fluctuations in the value of an Accumulation Unit.

7.10 HOW IS THE VALUE OF AN ACCUMULATION UNIT DETERMINED?

The value of an Accumulation Unit on any Business Day is determined by multiplying the value of that unit on the immediately preceding Business Day by the net investment factor for the Valuation Period.

The net investment factor for this Policy used to calculate the value of an Accumulation Unit in any Investment Division of the Separate Account for the Valuation Period is determined as described on the Policy Data Page.

The net investment factor may be greater or less than one. Therefore, the Accumulation Unit value may increase or decrease.

The net asset value of a Fund share held in the Separate Account reflects a fee paid to an investment advisor for investment advisory services provided.

                          SECTION EIGHT - FIXED ACCOUNT

8.1 HOW ARE THE FIXED ACCOUNT ASSETS INVESTED?

Premium Payments, Premium Credits and, if allowable, transfer amounts allocated to the Fixed Account and interest earned thereon are held in NYLIAC's General Account. NYLIAC invests the assets of the General Account in accordance with applicable law governing the investments of insurance company General Accounts. NYLIAC's General Account assets are all of its assets other than those allocated to the Separate Account. NYLIAC's General Account assets support all of its liabilities except Separate Account liabilities.

8.2 HOW IS THE FIXED ACCOUNT VALUED?

Premium Payments, Premium Credits and, if allowable, transfer amounts allocated to the Fixed Account are credited with interest at an interest rate we set from time to time. We will set an interest rate in advance at least once each year. We credit interest on a daily basis. The rate credited will never be less than the guaranteed minimum interest rate for the Fixed Account described on the Policy Data Page.

The applicable interest rate will be credited as of the Business Day we receive the Premium Payment or transfer request. A Premium Payment or transfer amount allocated to the Fixed Account will receive the rate in effect for the period during which the allocation is made, until the first anniversary of the Premium Payment or transfer. Thereafter, the rate applied to those amounts will change on the anniversary of each Premium Payment or transfer request to the Fixed Account. The new rate will be the rate we declare, and is in effect on the anniversary of the Premium Payment or transfer request to the Fixed Account.

The amount in the Fixed Account is equal to the sum of Premium Payments, Premium Credits and, if allowable, transfer amounts allocated to the Fixed Account, plus interest credited on those Premium Payments, Premium Credits and transfer amounts less any Partial Withdrawals and transfers from the Fixed Account, and less any Surrender Charges, Policy Service Charges and/or additional fees and charges (including rider charges) assessed from the Fixed Account.

The minimum Premium Payment that may be allocated to the Fixed Account is shown on the Policy Data Page.

The Fixed Account Accumulation Value will never be less than the Fixed Account portion of the Nonforfeiture Value.

8.3 MAY THE CORPORATION LIMIT OR REFUSE PREMIUM PAYMENTS TO THE FIXED ACCOUNT?

Yes. We reserve the right to limit or refuse allocation of Premium Payments to the Fixed Account.

                      SECTION NINE - DCA ADVANTAGE ACCOUNT

9.1 HOW ARE THE DCA ADVANTAGE ACCOUNT ASSETS INVESTED?

Premium Payments and any Premium Credits allocated to the DCA Advantage Account and interest earned thereon are held in NYLIAC's General Account. NYLIAC invests the assets of the General Account in accordance with applicable law governing the investments of insurance company General Accounts. NYLIAC's General Account assets are all of its assets other than those allocated to the Separate Account. NYLIAC's General Account assets support all of its liabilities except Separate Account liabilities.

9.2 HOW IS THE DCA ADVANTAGE ACCOUNT VALUED?

Under the DCA Advantage Account, we will set interest rates in advance for each date on which Premium Payments may be received for allocation to the DCA Advantage Account. We credit interest on a daily basis. The rate credited will never be less than the guaranteed minimum interest rate for the DCA Advantage Account described on the Policy Data Page.

The amount in the DCA Advantage Account is equal to the sum of the Premium Payments and Premium Credits allocated to the DCA Advantage Account, plus interest credited on those Premium Payments and Premium Credits, less transfers and any Partial Withdrawals from the DCA Advantage Account, and less any Surrender Charges, Policy Service Charges and/or additional fees and charges (including rider charges) assessed from the DCA Advantage Account.

The portion of the Premium Payments and Premium Credits allocated to the DCA Advantage Account will receive the applicable interest rate as of the Payment Date. Interest rates for subsequent Premium Payments and Premium Credits allocated to the DCA Advantage Account may be different from the rate applied to the initial Premium Payment and Premium Credit.

The minimum Premium Payment that may be allocated to the DCA Advantage Account is shown on the Policy Data Page.

The DCA Advantage Account Accumulation Value will never be less than the DCA Advantage Account portion of the Nonforfeiture Value.

                        SECTION TEN - GENERAL PROVISIONS

10.1 WHAT CONSTITUTES THE ENTIRE CONTRACT?

This entire contract consists of this Policy, any attached riders, endorsements, and a copy of the application, if attached. Only our Chairman, President, Secretary, or one of our Executive Officers may change the Policy, when not prohibited by the laws of the state in which this Policy is issued, and then only in writing. No change will be made in the contract unless you agree. No Registered Representative is authorized to change this contract or waive any provisions of this contract.

10.2 HOW IMPORTANT IS THE INFORMATION YOU PROVIDED FOR THIS POLICY?

In issuing this Policy, we have relied on the information you provided. If you signed an application, such information includes statements made in the application. All such statements are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them. No such statement will be used by us to contest this Policy unless that statement is a material misrepresentation.

10.3 WILL WE BE ABLE TO CONTEST THIS POLICY?

We will not contest this Policy after the Policy has been in force, while you are living, for two (2) years from the Issue Date. If no application was signed, this Policy will not be contested on the basis of any information that would generally be contained in an application.

10.4 HOW ARE THE DATES REFERRED TO IN THIS POLICY MEASURED?

Policy Years, months, and anniversaries are measured from the Policy Date. Payment Years are measured from the Payment Date.

10.5 HOW IS A PERSON'S AGE CALCULATED FOR THE PURPOSE OF THIS POLICY?

In this Policy when we refer to a person's Age on any date, we mean his or her Age attained at his or her last birthday.

10.6 WHAT HAPPENS IF IN THIS POLICY A PERSON'S AGE OR SEX IS STATED INCORRECTLY?

If a date on the Policy Data Page is based on an Age that is not correct, we may change the date to reflect the correct Age. If the Age or sex of the Annuitant, shown on the Policy Data Page, is not correct as stated, any amount payable under this Policy will be adjusted to what the premiums paid would have purchased at the correct Age and sex. If payments were made based on the incorrect Age or sex, we will increase or reduce a later payment or payments to adjust for the error. Any adjustment will include interest, at three percent (3.0%) per year, from the date of the incorrect payment to the date the adjustment is made.

10.7 MAY YOU ASSIGN OR TRANSFER THIS POLICY?

During your lifetime, you may assign or transfer your interest in this Policy (non-Qualified Plan policies only). If you do this, your interest, and the interest of any Beneficiary, is subject to that of the assignee. As Owner, you retain any rights of ownership that have not been assigned or transferred.

10.8 HOW DO YOU ASSIGN THIS POLICY?

You must provide us with a copy of any assignment of this Policy. We will not be responsible for the validity of any assignment. Unless otherwise specified by the Owner, any assignment we record will take effect as of the date you signed the notice, subject to any payment we made or other action we took before receiving the notice.

10.9 MAY THE ASSIGNEE CHANGE THE OWNER, ANNUITANT, OR BENEFICIARY?

No. The assignee may not change the Owner, Annuitant, or Beneficiary. The assignee also may not elect an alternate Income Payment option. Any amount payable to the assignee will be made in a single sum.

10.10 ARE THE PAYMENTS MADE UNDER THE TERMS OF THIS POLICY PROTECTED AGAINST CREDITORS?

Except as stated in Section 10.7, payments we make under this Policy are, to the extent the law permits, exempt from the claims, attachments, or levies of any creditors.

10.11 HOW SHOULD PREMIUM PAYMENTS FOR THIS POLICY BE MADE?

Any Premium Payments made to us by check or money order must be payable to New York Life Insurance and Annuity Corporation or NYLIAC. When asked, we will give you a receipt, signed by our Registered Representative, for any premium paid to us.

10.12 HOW IS THE GUARANTEED ACCUMULATION VALUE CALCULATED FOR THIS POLICY?

The guaranteed Accumulation Value of the Fixed Account and of the DCA Advantage Account in this Policy are based on interest credited at an annual effective rate. This guaranteed rate is shown on the Policy Data Page. The Fixed Account Accumulation Value and the DCA Advantage Account Accumulation Value will never be less than the Nonforfeiture Value.

10.13 IS THIS POLICY SUBJECT TO CONFORMITY WITH ANY LAW?

Yes. This Policy is subject to all laws that apply. Any paid-up annuity, cash surrender or death benefits available under this Policy are not less than the minimum benefits required by any regulation or statute of the state in which this Policy is issued.

10.14 ARE THERE ANY DIVIDENDS PAYABLE UNDER THIS POLICY?

No. This is a non-participating Policy. Therefore, no dividends are payable.

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

Home Office - [200 Continental Drive, Suite 306 Newark, Delaware 19713]

Executive Office - [51 Madison Avenue New York, NY 10010]

A Stock Company Incorporated in Delaware.

FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

Periodic Income Payments Begin On The Annuity Commencement Date. Premiums May Be Paid While You Are Living, As Defined In This Policy.

THE ACCUMULATION VALUE MAY INCREASE OR DECREASE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.

ACCUMULATION VALUES BASED ON THE PERFORMANCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

This Policy Is Non-Participating.

                                  SPECIMEN COPY